Exhibit 10.88

HIBERNIA CORPORATION

Amendment No. 2 to 2005 Deferred Compensation Plan

Whereas, Hibernia Corporation (the “Company”) maintains the 2005 Deferred Compensation Plan, which plan is intended to be an unfunded plan of deferred compensation that provides benefits to a select group of management and highly compensated employees of the Company and its affiliates and to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, first effective as of January 1, 2005 (the “Plan”);

Whereas, the Company has entered into that certain Agreement and Plan of Merger dated as of March 6, 2005, by and between the Company and Capital One Financial Corporation (“Capital One”), pursuant to which the Company has agreed to merge with and into Capital One (the “Merger”);

Now, Therefore, effective as of the dates set forth below, the Plan shall be amended as follows:

I.

Distributions

The following amendments shall be effective as of January 1, 2005:

1. Section 2.5 of the Plan shall be amended and restated to read in its entirety as follows:

“2.5 Benefit Eligibility Date means the date on which a Participant’s Retirement Benefit is eligible for payment hereunder; provided, however, that in no event shall such date be earlier than the date on which a Participant ceases to be employed by the Company and its Affiliates. Such date shall initially be determined in accordance with the provisions of Section 7.1 hereof and thereafter be subject to modification in accordance with the provisions of Section 7.5 hereof.”

2. Section 2.13 of the Plan shall be amended and restated to read in its entirety as follows:

“2.13 Payment Date means the first business day that is at least 60 days after each June 30th or December 31st or as soon as practicable thereafter, subject to any limitation imposed under Section 7.7 hereof.”

3. Section 7.1 of the Plan shall be amended and restated to read in its entirety as follows:

“7.1 Initial Payment Procedures. Notwithstanding any provision of the Plan to the contrary, not later than 30 days after a Participant is first designated as such hereunder and as of such other date or dates as may be designated by the Committee in connection with the adoption and implementation of this Plan, each affected Participant shall be entitled to designate his or her Benefit Eligibility Date and the method by which his or her Retirement Benefit shall be distributed, which designations shall be in accordance with the provisions of Sections 2.5 and 7.2 hereof. If any affected Participant fails to make such designation or designations within the time prescribed by the Committee, he or she shall be deemed to have elected to receive his or her Retirement Benefit as of the date on which his or her employment with the Company and its Affiliates ceases and/or to receive such benefit in the form of a single sum payment.”

4. Section 7.7 of the Plan shall be amended and restated to read in its entirety as follows:

“7.7 Small Benefits. If the value of a Retirement Benefit payable hereunder is $10,000 or less, then notwithstanding any provision of this Plan to the contrary, except a delay required under Section 7.8 hereof, the Committee shall distribute such amount to the affected Participant in the form of a single sum payment as of the Payment Date that coincides with or immediately follows the date of the Participant’s cessation of employment with the Company and its Affiliates. Such payment shall be in lieu of any benefit otherwise provided hereunder.”

5. Section 7.8 shall be added to the Plan to read in its entirety as follows:

“7.8 Status as a Key Employee. Notwithstanding the provisions of the Plan or any election or Schedule A to the contrary, if a Participant is a Key Employee as of the date on which he or she ceases to be employed by the Company and its Affiliates (or as of such other date as may be prescribed under Code Section 409A), then in no event shall such Participant’s Payment Date (or initial Payment Date, if such Participant’s Account is payable in the form of installments) be less than six months after the date of such Participant’s cessation of employment with the Company and its Affiliates. For this purpose a “Key Employee” shall be an employee described in Code Section 416(i), as may be modified by Code Section 409A.”

6. Section 8.5 shall be added to the Plan to read in its entirety as follows:

“8.5 Small Benefits. If the value of a death benefit payable hereunder is $10,000 or less, then notwithstanding any provision of this Plan to the contrary, the Committee shall distribute such amount to the affected Beneficiary or Beneficiaries in the form of a single-sum payment as of the Payment Date that coincides with or immediately follows the date of the Participant’s death, and no additional benefit shall be payable hereunder.”

THIS AMENDMENT NO. 2 was approved by the Executive Compensation Committee of the Board of Directors on August 23, 2005, and adopted by the Board of Directors of the Company on August 24, 2005, to be effective as of the dates set forth above.

HIBERNIA CORPORATION

By:	/s/ J. Herbert Boydstun
J. Herbert Boydstun
President and Chief Executive Officer

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